Exhibit 99.4
Confidential — For Internal Use Only
INTENT TO ACQUIRE PEROT SYSTEMS
KEY MESSAGING TOOLKIT
CONTENTS:
•	Reactive Agent Script

•	Customer/Partner/Systems Integrator/GR talking points

•	Customer/Partner/Systems Integrator/GR template letter
FOR REACTIVE USE ONLY
Front-Line/Agent Script — Perot Systems acquisition
If you receive questions from customers regarding Dell’s intent to acquire Perot Systems, please use the script below as a guideline to respond.
Reactive Agent Script
•	Thank you for calling Dell.

•	Yes, I am familiar with the announcement about Dell’s intent to acquire Perot Systems.

•	Rest assured that service to customers will not be affected during the transition.

•	Nothing changes at all for our customers.

•	In fact, our primary focus is on providing the best customer support experience possible to you.

•	So how may I help you today?
Should you receive calls from media or analysts, please route them to the Dell PressLine at (512) 728-4100.

Customer/Partner/Systems Integrator/GR talking points
To be customized as needed, in keeping with core messages
If you receive questions from customers regarding Dell’s intent to acquire Perot Systems, please use the talking points below as a guideline to respond.
•	Dell’s acquisition of Perot Systems is the right services acquisition, for our customers and both companies.

•	The agreement results in a compelling combination of companies that have similarly strong, relationship-based business cultures, and that are known for sharp focus on helping customers like you thrive by using IT for greater effectiveness and productivity, reducing IT complexity and total cost of ownership for our customers around the globe.

•	The agreement is overwhelmingly about the companies’ strong, complementary capabilities and how the combined company will offer business customers improved services and next-generation enterprise technology solutions.

•	The acquisition combines Dell’s global reach and significant services business with Perot Systems’ world-class services portfolio.

•	The resulting company will expand Dell’s enterprise-solutions capabilities to more customers worldwide and will have greater immediate and opportunity for long-term, profitable growth.

•	The companies already collaborate to develop IT solutions and innovative services for shared customers, particularly in healthcare and the federal government.

•	We’re building a Dell that is better than ever, always mindful of what is right for our customers.
Should you receive calls from media or analysts, please route them to the Dell PressLine at (512) 728-4100.

Customer/Partner/Systems Integrator/GR template letter
To be customized as needed, in keeping with core messages
One Dell Way
Round Rock, Texas 78682
www.Dell.com
<<Date>>
<<First Name>> <<Last Name>>
<<Title>>
<<Organization>>
<<Address1>> <<Address2>>
<<City>>, <<State>> <<Zip>>
Dear <<First Name>> <<Last Name>>,
We are excited to share the news that Dell intends to acquire Perot Systems, a leading, global provider of innovative business and IT services.
The acquisition will result in a compelling combination of two iconic information-technology brands. Dell and Perot Systems share several key characteristics and our products, services and structures are overwhelmingly complementary. We have similarly strong, relationship-based business cultures. People in both organizations are recognized for helping customers thrive by using IT for greater effectiveness and productivity.
The transaction, which is subject to customary government approvals and the satisfaction of other customary conditions, is expected to close in Dell’s November-January fiscal quarter.
Your business continues to be priority one for us at Dell. If you have any questions, please let me or any member of your account team know. We look forward to continuing to work with you and demonstrating what a bigger, better Dell will mean for you.
Best regards,
<<Electronic Signature>>
Executive
TITLE

Additional Information
The planned tender offer described in these materials has not yet commenced. The description contained in these materials is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’ stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.